SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 22, 2002
(Date of earliest event reported)

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SUMMIT BROKERAGE SERVICES, INC.

(Exact name of registrant as specified in its charter)

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Florida	0-29337	59-3202578
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

25 Fifth Avenue
Indialantic, Florida 32902
(Address of principal executive offices, zip code)

(321) 724-2303
(Registrant’s telephone number, including area code)

Item 1. Changes in Control of Registrant.

      (a)  As previously disclosed and announced, on March 22, 2002, Summit Brokerage Services, Inc. (the “Company”), Marshall T. Leeds, and Richard Parker (at that time, the majority shareholder, Chairman of the Board and Chief Executive Officer of the Company) entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which Mr. Leeds agreed to purchase, subject to certain conditions, 5,000,000 shares of common stock newly issued by the Company (the “Stock Sale”), which purchase would make him the majority shareholder of the Company, and to become the Company’s Chairman of the Board and Chief Executive Officer.

     On May 22, 2002, the parties closed the Stock Sale (the “Closing”), in connection with which the following matters occurred as contemplated:

•	Mr. Leeds became the holder of a majority of the Company’s outstanding common stock, and also Chairman of the Board and Chief Executive Officer;

•	Mr. Parker resigned as Chairman of the Board and Chief Executive Officer, and became President, Chief Operating Officer and Vice-Chairman of the Board; and

•	Mr. Leeds and two of his designees, Steven C. Jacobs and Sanford B. Cohen, became directors, joining Mr. Parker and Harry S. Green, who remained on the Board.

     Prior to the Closing, in order to help address the Company’s severe cash flow difficulties, the parties agreed to a series of interim loan arrangements whereby Mr. Leeds loaned an aggregate of $350,000 to Mr. Parker for use to purchase an aggregate of 3,500,000 shares of common stock from the Company, in anticipation of those shares subsequently being sold to Mr. Leeds at the Closing by Mr. Parker rather than by the Company. The loans were made on March 15, March 28, and May 17, 2002 in the amounts of $100,000, $150,000, and $100,000, respectively. Mr. Parker used the loan funds for that purpose, thus contributing $350,000 to the Company for 3,500,000 shares of newly issued common stock. The Closing was effected in that manner, so that Mr. Leeds purchased an aggregate of 5,000,000 shares for a total consideration of $500,000, but with 1,500,000 shares being issued directly by the Company for $150,000 and 3,500,000 shares (previously issued to Mr. Parker as part of the above interim loan arrangements) being transferred to him by Mr. Parker in cancellation of the $350,000 of loans. As a result of the Closing and change of control, Mr. Leeds holds 5,000,000 outstanding voting shares, representing approximately 51.6% of the Company’s issued and outstanding common stock. Mr. Parker, the Company’s founder, continues to own 46.1% of its outstanding stock.

     Also in connection with the Company’s interim need for cash and assistance with its efforts to sustain operations pending the Closing, the parties agreed that Mr. Leeds would begin immediately to work with the Company in connection with its broker recruitment efforts and other select strategic matters. To reflect these arrangements, the Company entered into an employment agreement with Mr. Leeds, to serve as Director of Recruiting, in order to reflect both his commencement of such services as of March 22, 2002, and the grant to him of a fully vested stock option for 7,000,000 shares (with an exercise price of $.25 per share and other terms as previously disclosed) also as of such March 22, 2002. As part of the Closing, Mr. Leeds’ interim employment agreement as Director of Recruiting was amended and restated to reflect the long-term arrangements for his service as Chairman and Chief Executive Officer of the Company contemplated by the Purchase Agreement. If Mr. Leeds were to exercise his option for all 7,000,000 shares, he would be deemed to hold approximately 71.9% of the outstanding common stock.

     The Closing included the execution and delivery of a Shareholders’ Voting Agreement and Irrevocable Proxy (the “Voting Agreement”) whereby Richard Parker and his spouse granted Mr. Leeds voting control with respect to 3,241,595 shares of outstanding Common Stock, consisting of 2,743,920 shares owned individually by Mr. Parker and 497,675 shares owned jointly by Mr. Parker and his spouse. The Voting Agreement also granted Mr. Leeds voting control with respect to 1,049,170 shares issuable upon the exercise of immediately exercisable options held by Mr. Parker, and 400,000 shares issuable upon the exercise of options held by Mr. Parker, which options do not start to vest until March 22, 2003.. The Voting Agreement is terminable on the earlier of (a) May 22, 2007, (b) the date Mr. Leeds is no longer an executive officer or director of the Company or (c) the occurrence of certain change of control events. After giving effect to the Voting Agreement, Mr. Leeds is deemed to control approximately 85% of the outstanding voting stock of the Company, which percentage would increase to 91.3% of the outstanding voting stock if he exercised his option.

Item 7 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement(1)
10.2	Stock Option Agreement between the Company and Marshall T. Leeds(1)
99.1	Press Release of Summit Brokerage Services, Inc. issued on May 23, 2002(2)

(1)	Incorporated by reference to the Company’s Quarterly Report for the fiscal quarter ended March 31, 2002 on Form 10-QSB, filed May 24, 2002, File No. 000-29337.

(2)	Filed herewith.

Signature Page

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT BROKERAGE SERVICES, INC.

Date: June 4, 2002	By: /s/ Richard Parker Richard Parker President

EXHIBIT INDEX

     The following is a list of Exhibits included as part of this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit

99.1	Press Release of Summit Brokerage Services, Inc. issued on May 23, 2002.